Exhibit 99.1

First Priority Financial Corp.

Contact: David E. Sparks	Contact: Steven A. Ehrlich
Telephone: (610) 280-7100	Telephone: (610) 898-7700
E-Mail: dsparks@fpbk.com	E-Mail: sehrlich@affinitybankpa.com

March 1, 2013

FOR IMMEDIATE RELEASE

First Priority Financial Corp. and Affinity Bancorp, Inc. Announce Completion of Merger

Malvern, Pennsylvania (March 1, 2013) - First Priority Financial Corp. (“FPFC”) announced today that it had completed the merger of Affinity Bancorp, Inc. and Affinity Bank of Pennsylvania into FPFC and First Priority Bank, respectively, which are the surviving entities. The former Affinity Bank of Pennsylvania will become a division of First Priority Bank and all of the bank’s Berks County market activities are planned to be branded and marketed under the Affinity Bank name. Concurrent with the closing, FPFC issued $6.6 million of new common equity through a private placement offering made in conjunction with the merger.

Under the terms of the merger, FPFC acquired all of the outstanding shares of Affinity in a stock for stock transaction and Affinity shareholders received 0.9813 newly issued shares of FPFC for each share of Affinity. Under the private placement offering, FPFC issued 1,268,578 shares of common stock.

David E. Sparks continues as Chairman and CEO of First Priority Financial Corp. and Chairman of First Priority Bank. Steven A. Ehrlich will become President of First Priority Financial Corp. and President and CEO of First Priority Bank.

According to Mr. Sparks, “We are very optimistic about our merger with Affinity Bank and the benefits and strategic opportunities that it will provide to our customers, shareholders, employees and communities in which we serve. The merger creates a more viable and relevant franchise with greater reach, stronger capital, enhanced profitability and shareholder liquidity.” As a $450 million bank, operating with 10 offices in Berks, Montgomery, Bucks and Chester counties, with loans in excess of $325 million and deposits of $375 million, we have begun to build the size and scale to better compete in today’s marketplace.”

According to Mr. Ehrlich, “We are delighted to have completed this strategic merger with First Priority and look forward to continuing to build a relationship focused community bank.

About First Priority Financial Corp.

First Priority Financial Corp. is a bank holding company which, along with its bank subsidiary, First Priority Bank, is headquartered in Malvern, Pennsylvania. Subsequent to completion of the merger with Affinity Bank, First Priority Bank is a $450 million bank, with $325 million in loans and $375 million in deposits. First Priority Bank was chartered in November, 2005 and opened for business to the public in January, 2006 as a full service commercial bank providing personal and business lending, deposit products and wealth management services through its 10 offices in the Berks, Bucks, Chester and Montgomery Counties. The common stock of First Priority Financial Corp. is not currently traded on the open market. FPFC’s website can be accessed at www.fpbk.com. The website for Affinity Bank, now a division of First Priority Bank, can be accessed at www. affinitybankpa.com.